Exhibit 23.1

Electric City Corp
Elk Grove Village, Illinois

We hereby consent to the incorporation by reference in the registration statement of our report dated February 9, 2004, except Note 19 which is as of March 19, 2004, relating to the consolidated financial statements of Electric City Corp appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003.

/s/ BDO Seidman, LLP

Chicago, Illinois
January 11, 2005